SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Under Rule 14a-12
[ ] Confidential, For Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                            First Union Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
                (Name of Person(s) Filing Proxy, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):
 [X] No fee required.
 [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined).

    4) Proposed maximum aggregate value of transaction:

    5) Total Fee Paid:

    [ ] Fee paid previously with preliminary materials:

 [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  1) Amount Previously Paid:

  2) Form, Schedule or Registration Statement No.:

  3) Filing Party:

  4) Date Filed:

[FIRST UNION LOGO APPEARS HERE]


                                                                  March 7, 2000

         Dear Stockholder:

          On behalf of the Board of Directors, I am pleased to invite you to the Annual Meeting of Stockholders in Charlotte, North Carolina, on Tuesday, April 18, 2000, at 9:30 a.m.


           The notice of meeting and proxy statement on the following pages contain information about the meeting. We will also review operating results for the past year and present other information concerning First Union. The meeting should be interesting and informative and we hope you will be able to attend.


           This year we are pleased to offer our record holders of common stock (those who hold stock certificates registered in their own names and not in the name of a broker or other nominee) the option of voting by telephone or through the Internet.


           In order to ensure your shares are voted at the meeting, please either return the enclosed proxy card at your earliest convenience or vote through the telephone or Internet voting procedures described on your proxy card. Every stockholder's vote is important, whether you own a few shares or many.


         Sincerely yours,


         /s/ Edward E. Crutchfield
         ------------------------------------
         Edward E. Crutchfield
         Chairman and Chief Executive Officer


                First Union Corporation, One First Union Center,
                      Charlotte, North Carolina 28288-0013

                            First Union Corporation
         One First Union Center, Charlotte, North Carolina 28288-0013


                           NOTICE OF ANNUAL MEETING

                          TO BE HELD ON APRIL 18, 2000


                                                                  March 7, 2000


        The Annual Meeting of Stockholders will be held in the Auditorium, 12th floor, Two First Union Center, Charlotte, North Carolina, on Tuesday, April 18, 2000, at 9:30 a.m., to consider the following:

          1. A First Union proposal to elect the eight nominees named in the attached proxy statement as directors, seven nominees to serve as Class II directors with terms expiring at the 2003 Annual Meeting of Stockholders, and one nominee to serve as a Class III director with a term expiring at the 2001 Annual Meeting of Stockholders, in each case until their successors are duly elected and qualify.
          2. A First Union proposal to approve the performance goals under the Management Incentive Plan.
          3. A First Union proposal to approve the performance goals under the Management Long-term Cash Incentive Plan.
          4. A First Union proposal to ratify the appointment of KPMG LLP as auditors for the year 2000.
          5. If properly presented, a stockholder proposal, which management opposes, regarding the nomination of directors.
          6. Such other business as may properly come before the meeting or any adjournments thereof.

        Only holders of record of First Union common stock on February 22, 2000, are entitled to notice of and to vote at the meeting.

       By Order of the Board of Directors,

       /s/ Mark C. Treanor
       -------------------------
       Mark C. Treanor
       Secretary

        WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE EITHER RETURN THE ENCLOSED PROXY CARD OR VOTE THROUGH THE TELEPHONE OR INTERNET VOTING PROCEDURES DESCRIBED ON YOUR PROXY CARD, TO ENSURE YOUR SHARES ARE VOTED AT THE MEETING. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY.

                             First Union Corporation
          One First Union Center, Charlotte, North Carolina 28288-0013

                                -----------------
                                 PROXY STATEMENT
                                -----------------
GENERAL
     The enclosed proxy is solicited on behalf of the Board of Directors in connection with the Annual Meeting of Stockholders to be held in the Auditorium, 12th Floor, Two First Union Center, Charlotte, North Carolina, on Tuesday, April 18, 2000, at 9:30 a.m. The proxy is for use at the meeting if you do not attend or if you wish to vote your shares by proxy even if you do attend. If you are a registered stockholder (that is, you hold stock certificates registered in your own name) you may also vote by telephone or through the Internet, by following the instructions described on your proxy card. If your shares are held in "street name" please check your voting instruction form or contact your broker or other nominee to determine if you can vote by telephone or through the Internet. You may revoke your proxy at any time before it is exercised by (i) giving a written notice of revocation to the Corporate Secretary of First Union, (ii) submitting a proxy having a later date, or (iii) appearing at the meeting and requesting to vote in person. All shares represented by valid proxies and not revoked before they are exercised will be voted as specified. If no specification is made, proxies will be voted "FOR" the election of all nominees for director presented under Proposal 1; "FOR" the approval of the performance goals under the Management Incentive Plan presented under Proposal 2; "FOR" the approval of the performance goals under the Management Long-Term Cash Incentive Plan presented under Proposal 3; "FOR" the ratification of KPMG LLP as auditors for the year 2000 presented under Proposal 4; and "AGAINST" the stockholder proposal presented under Proposal 5.

     This proxy statement and the enclosed proxy and 1999 Annual Report to Stockholders are being first mailed to our stockholders on or about March 13, 2000. The Annual Report does not constitute "soliciting material" and is not to be deemed "filed" with the SEC.

     If you have any shares in our Dividend Reinvestment and Stock Purchase Plan, the enclosed proxy represents the number of shares you have in the Plan on the record date for the meeting, as well as the number of shares directly registered in your name on the record date.

     First Union will bear the cost of preparing this proxy statement and of soliciting proxies in the enclosed form. Proxies may be solicited by our employees, either personally, by letter or by telephone. Our employees will not be specifically compensated for these services. In addition, we have retained Georgeson Shareholder Communications, Inc. as proxy solicitors to assist in the solicitation and tabulation of proxies. Their base fee is $21,000, plus expenses and an additional fee per proxy tabulated.

VOTING SECURITIES AND PRINCIPAL HOLDERS

     As of February 22, 2000, the record date for the meeting, there were 982,766,896 shares of First Union common stock outstanding. You have one vote for each share registered in your name on the record date with respect to each matter voted on at the meeting. We are not aware of any stockholder who was the beneficial owner of more than 5% of the outstanding shares of common stock on the record date, except for Capital Research and Management Company, 333 South Hope Street, Los Angeles, CA 90071, an investment adviser, which based on a
Schedule 13G filed with the SEC, was the holder of 52,887,380 shares of common stock as of December 31, 1999, or 5.4% of the outstanding shares of common stock on the record date. Capital Research indicated that it holds such shares for accounts under the discretionary management of Capital Research and not for its own account. Capital Research also indicated that it does not have sole or shared voting power with respect to the shares and has sole dispositive power over them.

     The presence in person or by proxy of a majority of the shares of common stock outstanding on the record date will constitute a quorum for purposes of conducting business at the meeting. For purposes of determining the votes cast on any matter at the meeting, only "FOR" and "AGAINST" votes are included. Abstentions and broker non-votes (I.E., shares held by brokers that they can't vote on certain matters because they haven't received voting instructions from their customers with respect to such matters) are only counted for the purpose of determining whether a quorum is present. With the exception of the election of directors, which requires a plurality of the votes cast, the affirmative vote of a majority of the votes cast at the meeting on each proposal is required to approve each proposal.


PROPOSAL 1. A FIRST UNION PROPOSAL TO ELECT DIRECTORS
GENERAL INFORMATION AND NOMINEES

     The Board of Directors is divided into three classes. At each annual meeting of stockholders, the stockholders elect the members of one of the three classes to three-year terms. The number of directors is determined by the directors but cannot be less than nine or more than 30. For purposes of the election of directors at the meeting the number of directors has been fixed at 23, with eight directors in Class I, seven directors in Class II, and eight directors in Class III.

     The terms of the directors serving in Class II will expire at the meeting and, except as otherwise indicated below, the terms of the directors serving in Classes I and III will expire at the 2002 and 2001 Annual Meetings of Stockholders, respectively.

     A. Dano Davis, Roddey Dowd, Sr., William H. Goodwin, Jr., Radford D. Lovett, Mackey J. McDonald, Lanty L. Smith and G. Kennedy Thompson are being nominated to serve as directors in Class II with terms expiring at the 2003 Annual Meeting of Stockholders. Each of such nominees is currently serving as a Class II director, except for Lanty Smith who is currently serving as a Class III director. In addition, B. F. Dolan, who is currently serving as a Class II director, is being nominated to serve as a Class III director with a term expiring at the 2001 Annual Meeting of Stockholders.

     Directors who reach retirement age (I.E., age 70) during their term in office are to retire from the Board at the annual meeting of stockholders next following their 70th birthday, subject to the Board authorizing the retirement to be deferred when deemed appropriate.

     Directors are elected by a plurality of votes cast. Shares cannot be voted for a greater number of persons than the number of nominees named herein. Should any nominee be unavailable for election by reason of death or other unexpected occurrence, the enclosed proxy, to the extent permitted by applicable law, may be voted with discretionary authority in connection with the nomination by the Board and the election of any substitute nominee. In addition, the Board may reduce the number of directors to be elected at the meeting.

     PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THE ELECTION OF THE EIGHT NOMINEES NAMED BELOW AS DIRECTORS OF FIRST UNION IN THE CLASSES AND FOR THE TERMS INDICATED.

     Listed below are the names of the seven nominees to serve as Class II directors, the nominee to serve as a Class III director and the 15 incumbent directors who will be continuing in office following the meeting, together with: their ages; their principal occupations during the past five years; any other directorships they hold with publicly-held companies; the year during which they were first elected a director; and the number of shares of First Union common stock they beneficially owned as of January 31, 2000. As of such date, no director beneficially owned more than 1% of the outstanding shares of common stock.

                       Name, Age, Principal Occupation                  Director      Shares
                       and Certain Other Directorships                    Since      Owned (1)
        ------------------------------------------------------------   ----------   ----------
  CLASS II NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2003

[PHOTO APPEARS HERE]


           A. DANO DAVIS (54). Chairman, Winn-Dixie Stores, Inc.,        1997       2,851,714
        Jacksonville, Florida, a food retailer, since November
        1999. Prior to November 1999, also Principal Executive
        Officer. Director, Winn-Dixie Stores, Inc. (1)


[PHOTO APPEARS HERE]


              RODDEY DOWD, SR. (67). Chairman of the Executive           1988        20,269
        Committee, Charlotte Pipe and Foundry Company,
        Charlotte, North Carolina, a manufacturer of pipe and
        fittings, since September 1998. Formerly, Chairman,
        Charlotte Pipe and Foundry Company. Director, Ruddick
        Corporation.


[PHOTO APPEARS HERE]


                WILLIAM H. GOODWIN, JR. (59). Chairman, CCA              1993       956,500
        Industries, Inc., Richmond, Virginia, a diversified holding company. (1)


[PHOTO APPEARS HERE]


                RADFORD D. LOVETT (66). Chairman, Commodores             1985       363,092
        Point Terminal Corporation, Jacksonville, Florida, an
        operator of a marine terminal and a real estate
        management company. Director, Florida Rock Industries,
        Inc., FRP Properties, Inc. and Winn-Dixie Stores, Inc.


[PHOTO APPEARS HERE]


              MACKEY J. MCDONALD (53). Chairman (since October           1997         4,000
        1998), President and Chief Executive Officer, VF
        Corporation, Greensboro, North Carolina, an apparel
        manufacturer. Director, Hershey Foods Corporation and
        VF Corporation.


[PHOTO APPEARS HERE]


            LANTY L. SMITH (57). Chairman, Soles Brower Smith &          1987         8,000
        Co., Greensboro, North Carolina, an investment banking
        firm, since December 1998. Also, Chairman, Precision
        Fabrics Group, Inc., Greensboro, North Carolina, a
        manufacturer of engineered, specification textile
        products, since November 1997. Prior to November
        1997, Chairman and Chief Executive Officer, Precision
        Fabrics Group, Inc.

                                  Name, Age, Principal Occupation                 Director     Shares
                                  and Certain Other Directorships                   Since     Owned (1)
                    -----------------------------------------------------------  ---------- ------------

[PHOTO APPEARS HERE]
              G. KENNEDY THOMPSON (49). President, First Union Corporation,        1999*       310,044
        since December 1999. Formerly, Vice Chairman, First Union Corporation,
        October 1998 to December 1999, Executive Vice President, November 1996
        to October 1998, and President, First Union-Florida, prior to November
        1996. Director, Florida Rock Industries, Inc. (1)(2)


CLASS III NOMINEE FOR ELECTION TO TERM EXPIRING IN 2001

[PHOTO APPEARS HERE]


              B. F. DOLAN (72). Investor. Director, FPL Group, Inc. and Polaris    1977        110,895
        Industries, Inc.


INCUMBENT CLASS I DIRECTORS - TERMS EXPIRING IN 2002

[PHOTO APPEARS HERE]


              ERSKINE B. BOWLES (54). General Partner, Forstmann Little & Co.,     1999          9,500
        New York, New York, and Managing Director, Carousel Capital Company,
        LLC, Charlotte, North Carolina, merchant banking-private equity companies, since January 1999. Formerly, Chief of Staff, The White
        House, November 1996 to November 1998, Managing Director, Carousel
        Capital Company, LLC, December 1995 to November 1996, and Deputy Chief
        of Staff, The White House, prior to December 1995. Director, McLeodUSA
        Incorporated and VF Corporation. (2)

[PHOTO APPEARS HERE]


              ROBERT J. BROWN (65). Chairman, President and Chief Executive        1993          1,432
        Officer, B&C Associates, Inc., High Point, North Carolina, a public relations and marketing research firm. Director, Duke Energy
        Corporation, AutoNation, Inc. and Sonoco Products Company. (1)


[PHOTO APPEARS HERE]


              EDWARD E. CRUTCHFIELD (58). Chairman and Chief Executive Officer,    1997      1,257,896
        First Union Corporation. Director, Bernhardt Industries, Inc., Liberty
        Corporation and VF Corporation. (1)(2)

   ----------
   *Elected a director by the Board of Directors in July 1999.

                      Name, Age, Principal Occupation                 Director      Shares
                      and Certain Other Directorships                   Since      Owned (1)
        ----------------------------------------------------------   ----------   ----------

[PHOTO APPEARS HERE]


              JAMES E. S. HYNES (59). Chairman, Hynes, Inc.,           1999         20,408
        Charlotte, North Carolina, a sales and marketing services
        firm. Director, Ruddick Corporation.


[PHOTO APPEARS HERE]


            HERBERT LOTMAN (66). Chairman and Chief Executive          1998       154,487
        Officer, Keystone Foods Holding Company, Inc., Bala
        Cynwyd, Pennsylvania, a global food processor and
        logistics company. (1)


[PHOTO APPEARS HERE]


          PATRICIA A. MCFATE (67). Senior Scientist, Strategies        1998         8,626
        Group, Science Applications International Corporation,
        Santa Fe, New Mexico, a systems engineering company.


[PHOTO APPEARS HERE]


            JOSEPH NEUBAUER (58). Chairman and Chief Executive         1996        11,664
        Officer, ARAMARK Corporation, Philadelphia,
        Pennsylvania, a service management company. Director,
        Bell Atlantic Corporation, CIGNA Corporation and
        Federated Department Stores, Inc.



[PHOTO APPEARS HERE]


          RUTH G. SHAW (52). Executive Vice President and Chief        1990         2,700
        Administrative Officer, Duke Energy Corporation,
        Charlotte, North Carolina, an energy company, since
        June 1997. Formerly, Senior Vice President, Corporate
        Resources, and Chief Administrative Officer, Duke
        Energy Corporation. Director, Avado Brands, Inc. and
        Texas Eastern Products Pipeline Company. (1)


INCUMBENT CLASS III DIRECTORS -- TERMS EXPIRING IN 2001

[PHOTO APPEARS HERE]


               EDWARD E. BARR (63). Chairman, Sun Chemical             1996       137,068
        Corporation, Fort Lee, New Jersey, a graphic arts
        materials manufacturer, since January 1998. Formerly,
        Chairman, President and Chief Executive Officer, Sun
        Chemical Corporation. Director, United Water Resources
        Inc.


                       Name, Age, Principal Occupation                  Director      Shares
                       and Certain Other Directorships                    Since      Owned (1)
         -----------------------------------------------------------   ----------   ----------

[PHOTO APPEARS HERE]


               G. ALEX BERNHARDT, SR. (56). Chairman and Chief           1992         3,979
         Executive Officer, Bernhardt Furniture Company, Lenoir,
         North Carolina, a residential and executive office
         furnishings manufacturer, since August 1996. Formerly,
         President and Chief Executive Officer, Bernhardt
         Furniture Company. Director, Duke Energy
         Corporation. (1)

[PHOTO APPEARS HERE]


              W. WALDO BRADLEY (66). Chairman, Bradley Plywood           1986        89,554
         Corporation, Savannah, Georgia, a wholesale distributor
         of building materials. (1)


[PHOTO APPEARS HERE]


             NORWOOD H. DAVIS, JR. (60). Chairman of the Board,          1998       130,121
         Trigon Healthcare, Inc., Richmond, Virginia, a healthcare
         company, since April 1999. Prior to April 1999, also Chief
         Executive Officer. Director, Hilb, Rogal and Hamilton
         Company and Trigon Healthcare, Inc. (1)


[PHOTO APPEARS HERE]


              FRANK M. HENRY (66). Chairman, Frank Martz Coach           1996       622,208
         Company, Wilkes-Barre, Pennsylvania, bus
         transportation. Director, Commonwealth Telephone
         Enterprises, Inc. (1)(2)


[PHOTO APPEARS HERE]


             ERNEST E. JONES (55). President and Chief Executive         1998         2,698
         Officer, Philadelphia Workforce Development
         Corporation, Philadelphia, Pennsylvania, a workforce
         development company, since October 1998. Formerly,
         President and Executive Director of Greater Philadelphia
         Urban Affairs Coalition.


[PHOTO APPEARS HERE]


                 JAMES M. SEABROOK (66). Chairman and Chief              1998         9,790
         Executive Officer, Seabrook Brothers & Sons, Inc., frozen
         foods processor and marketer, Seabrook, New
         Jersey. (1)


----------
(1) The foregoing directors and nominees have sole voting and investment power over the shares of common stock beneficially owned by them on January 31, 2000, except for the following shares over which the directors indicated, and such directors and the seven senior executive officers of First Union (in addition to Crutchfield and Thompson: B.J. Walker, Vice Chairman; Donald A. McMullen, Jr., Vice Chairman; Benjamin P. Jenkins, III, Vice Chairman; Robert T. Atwood, Executive Vice President and Chief Financial Officer; and Mark C. Treanor, Executive Vice President, Secretary and General Counsel) as a group, share voting and/or investment power:
    Bernhardt -- 1,177 shares; Bradley -- 4,322 shares; Brown -- 200 shares; Crutchfield -- 27,709 shares; A. Dano Davis -- 2,471,514 shares; Norwood
    H. Davis, Jr. -- 127,953 shares; Goodwin -- 950,500 shares; Henry -- 14,568 shares; Lotman -- 45,360 shares; Seabrook -- 566 shares; Shaw -- 1,700 shares; Thompson -- 11,616 shares; and members of the group (including the foregoing) -- 3,742,645 shares.

    The foregoing directors, nominees and senior executive officers beneficially owned a total of 8,137,432 shares, or less than one percent of the outstanding shares of common stock as of January 31, 2000. Included in such shares are the following shares held under certain of our employee benefit plans, including options exercisable on January 31, 2000, or within 60 days thereafter, by the directors indicated, and by the directors and senior executive officers as a group: Crutchfield -- 726,321 shares; Thompson -- 147,798 shares; and members of the group (including the foregoing) -- 1,405,915 shares. Non-employee directors are not eligible to participate in any of our stock option or other employee benefit plans.

    The following directors and nominees disclaim beneficial ownership of certain shares of common stock held by certain of their related interests, as a result of which these shares are not included in the number of shares indicated above: Bradley -- 61,128 shares; Crutchfield -- 34,114 shares; and Lotman -- 106,704 shares.

(2) See (i) "Employment Contracts" under "Executive Compensation", and (ii) "Other Matters Relating to Executive Officers and Directors".


COMMITTEES OF THE BOARD AND ATTENDANCE

     EXECUTIVE COMMITTEE. The Executive Committee held seven meetings in 1999. The Committee is authorized, between meetings of the Board, to perform all duties and exercise all authority of the Board, except for those duties and authorities delegated to other committees of the Board or which are exclusively reserved to the Board by our Bylaws or by statute. In addition, the Chair of the Executive Committee, a non-employee director, also serves as the lead independent director of the Board. The responsibilities of the lead independent director include, among other things, assisting the Chairman of the Board with certain Board-related matters, and acting, as necessary, as the principal liaison between the independent directors and the Chairman of the Board. The following directors are the current members of the Committee: Dolan (Chairman), Crutchfield, R. Stuart Dickson (a retiring director), Arthur M. Goldberg (a retiring director), Goodwin, Lovett, McDonald, Neubauer and Smith.

     AUDIT COMMITTEE. The Audit Committee held seven meetings in 1999. The principal responsibilities of the Committee are to ensure that the Board receives objective information regarding policies, procedures and activities with respect to auditing, accounting, internal accounting controls, financial reporting, regulatory matters and such other activities as may be directed by the Board.

The following directors are the current members of the Committee: Neubauer (Chairman), Norwood H. Davis, Jr. (Vice Chairman), Barr, Jones, McFate and Smith.

     CREDIT/MARKET RISK COMMITTEE. The Credit/Market Risk Committee held six meetings in 1999. The Committee is authorized, among other things, to review the deposit base, allowance for loan losses, and funds management, market risk and lending policies, and to monitor the liquidity, investment portfolio, trading activities, non-performing assets and owned real estate. The following directors are the current members of the Committee: McDonald (Chairman), A. Dano Davis (Vice Chairman), Bernhardt, Bradley, Dolan and Goodwin.

     FINANCIAL SERVICES COMMITTEE. The Financial Services Committee held six meetings in 1999. The Committee is authorized, among other things, to review the commercial, consumer and mortgage banking, capital management and capital markets activities of First Union. The following directors are the current members of the Committee: Dowd (Chairman), Shaw (Vice Chairman), Bowles, Goldberg, Lovett and Seabrook.

     HUMAN RESOURCES COMMITTEE. The Human Resources Committee (the "HR Committee") held six meetings in 1999. The HR Committee is authorized, among other things, to review and make recommendations to the Board regarding employee compensation, to administer various employee benefit plans, to act as the executive compensation committee and to monitor conditions of employment and personnel policies. The following directors are the current members of the HR Committee: Dickson (Chairman), Brown, Henry, Hynes, Lotman and Randolph N. Reynolds (a retiring director).

     NOMINATING COMMITTEE. The Nominating Committee held two meetings in 1999. The Committee is authorized, among other things, to recommend the number of directors to be elected to the Board, to recommend any changes in Board membership, to recommend director prospects and to study the compensation for directors and recommend changes when appropriate. The following directors are the current members of the Committee: Dolan (Chairman), Bernhardt (Vice Chairman), Crutchfield, Dickson, Goodwin, Lovett and McDonald. Our Bylaws include provisions setting forth specific conditions under which persons may be nominated as directors at an annual meeting of stockholders. A copy of such provisions is available upon request to: First Union Corporation, One First Union Center, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary.

     ATTENDANCE. The Board held nine meetings in 1999. In 1999, all of the directors attended at least 75% of the meetings of the Board and the relevant committees, except for Arthur M. Goldberg (a retiring director) and Randolph N. Reynolds (a retiring director), who were not able to do so due to illness, business or other conflicts.


EXECUTIVE COMPENSATION

     The following information relates to compensation paid or payable to (i) the Chief Executive Officer (the "CEO"), (ii) the four other most highly compensated executive officers who were serving as such at December 31, 1999, and (iii) two former executive officers who were not serving as such on such date and who otherwise would have been among the four highest paid (the CEO and such six other executive officers, the "Named Officers"). See "Employment Contracts".

     SUMMARY COMPENSATION TABLE

     The following table sets forth for the Named Officers: (i) their name and principal position on December 31, 1999 (column (a)); (ii) years covered (column (b)); (iii) annual compensation (columns (c), (d) and (e)), including
(A) base salary (column (c)), (B) bonus (column (d)), and (C) other annual compensation not properly categorized as salary or bonus (column (e)); (iv) long-term compensation (columns (f), (g) and (h)), including (A) the dollar value of any award of restricted stock (calculated by multiplying the closing sale price of the common stock on the date of grant by the number of shares awarded) (column (f)), (B) the sum of the number of stock options granted (column (g)) and (C) the dollar value of all payments pursuant to long-term incentive plans ("LTIPs") (column (h)); and (v) all other compensation for the covered year that we believe could not be properly reported in any other column of the table (column (i)).

                          SUMMARY COMPENSATION TABLE


                                                     Annual Compensation
                                      -------------------------------------------------
                                                                          Other Annual
                                           Salary            Bonus        Compensation
     Name and Position        Year        ($) (1)           ($) (1)          ($) (2)
-------------------------- ---------- --------------- ------------------ --------------
           (a)                 (b)          (c)                (d)           (e)
Edward E. Crutchfield         1999       1,180,000                --        115,631
  Chairman and Chief          1998       1,140,000         2,280,000        107,186
  Executive Officer           1997       1,025,000         2,050,000        104,120

G. Kennedy Thompson           1999        500,000                 --         16,183
  President                   1998        400,000          1,908,563(6)     143,285
                              1997        345,000          2,443,163(6)     244,792

Donald A. McMullen, Jr.       1999        490,000                 --         18,495
  Vice Chairman               1998        445,000            880,000         33,964
                              1997        405,000            700,000         11,886

Robert T. Atwood              1999        475,000                 --         19,198
  Executive Vice              1998        470,000            840,000         17,697
  President and               1997        420,000            750,000         11,522
  Chief Financial Officer

Austin A. Adams               1999        460,000                 --         17,227
  Executive Vice              1998        405,000            600,000         11,886
  President                   1997        345,000            450,000         42,473

John R. Georgius (7)          1999        800,000                 --         55,556
  Former President            1998        750,000          1,500,000        129,036
  and Chief Operating         1997        725,000          1,450,000         23,854
  Officer

Jack M. Antonini (8)          1999        475,000                 --         12,309
  Former Executive            1998        420,000            600,000         13,407
  Vice President              1997        420,000            400,000         30,408



                                       Long-Term Compensation
                           -----------------------------------------------
                                       Awards                  Payouts
                           ------------------------------- ---------------
                                              Securities
                              Restricted      Underlying         LTIP        All Other
                             Stock Awards    Options/SARs      Payouts      Compensation
     Name and Position        ($) (3) (4)       (#) (4)        ($) (1)        ($) (5)
-------------------------- ---------------- -------------- --------------- -------------
          (a)                     (f)            (g)             (h)            (i)
Edward E. Crutchfield         2,359,950        257,843        1,130,784       310,944
  Chairman and Chief          2,049,939        400,844        1,015,812       320,378
  Executive Officer          15,059,070            --         1,012,818       229,955

G. Kennedy Thompson             824,063        35,800               --        106,020
  President                     689,960        34,138               --        101,611
                                593,924        37,200          269,866         45,106

Donald A. McMullen, Jr.         979,975        42,962          441,403         76,069
  Vice Chairman                 809,986        39,206          320,217         29,197
                                561,820        42,000          320,217         11,507

Robert T. Atwood                840,544        36,500          396,766        156,984
  Executive Vice                809,986        39,206          360,024        140,104
  President and                 609,976        48,000          358,964         76,719
  Chief Financial Officer

Austin A. Adams                 840,544        36,500          347,171        170,736
  Executive Vice                689,960        34,138          320,217        127,178
  President                     561,820        42,000          317,346         77,569

John R. Georgius (7)          1,600,000        96,676          743,937        423,268
  Former President            8,507,398           844          718,501        433,112
  and Chief Operating         1,083,510        100,000         701,562        151,178
  Officer

Jack M. Antonini (8)            840,544        36,500          250,000         34,554
  Former Executive              839,992        56,479          168,000         31,727
  Vice President                     --            --               --        254,911

----------
(1) Amounts include dollars deferred by the Named Officers under our Deferred Compensation Plans. At the election of the participants in such plans, account balances are paid in a lump sum or in ten annual installments upon termination of employment due to death, disability or retirement, except in the event of a "change in control" of First Union where the successor or acquiring corporation does not elect to continue such Plans, in which case such balances are to be paid in a lump sum. A nonqualified retirement trust has been established to fund certain nonqualified benefit plans, including the Deferred Compensation Plans and Supplemental Retirement Plan. Prior to a "change in control" of First Union, benefits are paid from the trust only upon our direction. Upon the occurrence of a "change in control", we are required to contribute an amount to the trust sufficient to pay the benefits required to be paid under such plans as of the date on which the "change in control" occurs.
(2) Represents reimbursement for (i) payment of taxes, and (ii) personal benefits, if such benefits exceed the lesser of $50,000 or 10% of the total of the amounts in columns (c) and (d). The only personal benefits for a Named Officer which exceeded 25% of such personal benefits in 1999, were membership fees and dues for Mr. Crutchfield, which totaled $45,362.
(3) The aggregate number of shares of restricted stock held as of December 31, 1999, and the value thereof as of such date, were as follows: Crutchfield:
    324,243 shares ($10,679,754); Thompson: 40,124 shares ($1,321,584);
    McMullen: 46,266 shares ($1,523,886); Atwood: 43,408 shares ($1,429,751);
    Adams: 40,424 shares ($1,331,466); and Antonini: 31,909 shares ($1,051,003).
    Georgius retired in 1999, as a result of which all of his restricted shares became fully vested. Restricted stock awards granted in 1999 vest at a rate of 20% per year over five years or upon termination due to death, disability, retirement at age 65, or a

    "change in control" of First Union. See also footnote (6) below. Dividends on shares of restricted stock are paid at the same time dividends on the other outstanding shares of common stock are paid.
(4) Each of the Named Officers, other than Messrs. Crutchfield, Georgius and Antonini, have also been granted stock awards, effective in January 2000, which will be reflected in next year's proxy statement. Ninety percent of each award consisted of ten-year stock options, which will not become exercisable until January 2001, and will only have value if the price of First Union common stock rises above $31.5625, the exercise price of the options. Ten percent of each award consisted of shares of restricted stock, which will vest 20% per year over a five-year period. The number of shares involved in the foregoing awards to each of such Named Officers ranged from 100,000 shares to 221,000 shares. These officers are not expected to receive any further stock incentive awards in 2000. See also "HR Committee Report on Executive Compensation".
(5) Amounts shown for 1999 consist of the following:



                                          Crutchfield   Thompson   McMullen   Atwood    Adams    Georgius   Antonini
                                         ------------- ---------- ---------- -------- --------- ---------- ---------
   Savings Plan matching
    contributions ......................    $ 61,200     30,000     29,400    28,500    27,600    44,000    28,500
   Value of life insurance
    premiums ...........................     239,536     21,820     45,678    61,184    31,509   174,869     3,168
   Value of disability
    insurance ..........................          --      1,130         --     4,269     2,266     1,634     2,886
   Above market interest on deferred
    compensation .......................      10,208     53,070        991    62,488   109,361   202,765        --

    The value of life insurance premiums includes the value of premiums advanced by us under split-dollar life insurance agreements. We may terminate certain of such agreements and receive our interest in the related life insurance policies under certain conditions, provided we may not terminate such agreements if certain of such conditions occur after a "change in control" of First Union.
(6) Thompson participated in an annual incentive bonus plan for the Capital Markets Group in 1998 and 1997 that required 25% of his annual incentive bonus be paid in shares of restricted stock (the "Bonus Shares"). We matched 50% of the Bonus Shares with additional shares of restricted stock. The shares of restricted stock awarded under the plan vest at the end of a three-year period. The bonus amounts set forth in the Summary Compensation Table represent the total bonus, including the portions attributable to such matched shares of restricted stock. These shares of restricted stock are not included in footnote (3) above.
(7) In addition to the payments indicated, pursuant to an Employment Agreement entered into in September 1995, Mr. Georgius was paid $6,218,750 upon his retirement in December 1999. In addition, Mr. Georgius was given an automobile valued at $68,282, including tax gross-up.
(8) In addition to the payments indicated, Mr. Antonini was paid $1,668,987 in 2000 in connection with the termination of his employment.


     OPTION/SAR GRANTS TABLE

     The following table sets forth with respect to grants of stock options made during 1999 to each of the Named Officers: (i) the name of such officer (column (a)); (ii) the number of options granted (column (b)); (iii) the percent the grant represents of the total options granted to all employees during 1999 (column (c)); (iv) the per share exercise price of the options granted (column (d)); (v) the expiration date of the options (column e)); and
(vi) the Black-Scholes value of the options at grant date (column (f)).

                           OPTION/SAR GRANTS IN 1999

                                                   Individual Grants
                      ---------------------------------------------------------------------------
                        Number of Securities          % of Total
                       Underlying Options/SARs   Options/SARs Granted   Exercise or                  Black - Scholes
                             Granted (1)             to Employees        Base Price   Expiration   Grant Date Value (3)
         Name                    (#)                    in 1999            ($/Sh)        Date              ($)
--------------------- ------------------------- ---------------------- ------------- ------------ ---------------------
         (a)                   (b)                      (c)                (d)        (e)                 (f)
Crutchfield .........               257,043(1)                            54.9375    4/20/09           3,677,187
                                        800(2)                            46.7500    9/30/04               7,992
                                    ---------
                      Total:        257,843              0.55
Thompson ............                35,000(1)                            54.9375    4/20/09             500,701
                                        800(2)                            46.7500    9/30/04               7,992
                                    ---------
                      Total:         35,800              0.08
McMullen ............                42,162(1)                            54.9375    4/20/09             603,158
                                        800(2)                            46.7500    9/30/04               7,992
                                    ---------
                      Total:         42,962              0.09
Atwood ..............                35,700(1)                            54.9375    4/20/09             510,714
                                        800(2)                            46.7500    9/30/04               7,992
                                    ---------
                      Total:         36,500              0.08
Adams ...............                35,700(1)                            54.9375    4/20/09             510,714
                                        800(2)                            46.7500    9/30/04               7,992
                                    ---------
                      Total:         36,500              0.08
Georgius ............                95,876(1)                            54.9375    4/20/09            1,371,576
                                        800(2)                            46.7500    9/30/04               7,992
                                    ---------
                      Total:         96,676              0.20
Antonini ............                35,700(1)                            54.9375    4/20/09             510,714
                                        800(2)                            46.7500    9/30/04               7,992
                                    ---------
                      Total:         36,500              0.08

----------
(1) These options are nonqualified stock options, except for options granted to each of McMullen and Antonini to purchase 1,802 shares, which are incentive stock options ("ISOs") under section 422 of the Internal Revenue Code of 1986, as amended. The options are exercisable after one year from the date of grant, subject to the limitations under section 422, at an option exercise price equal to the market price of the common stock at the date of grant. See footnote (3) below.

(2) These options were granted under the 1999 Employee Stock Plan and are nonqualified stock options. The option exercise price is equal to the market price of the common stock on the date of grant. The options are exercisable 20% per year, subject to our attaining certain performance goals with respect to the options exercisable in 2001, 2002 and 2003. See footnote (3) below.

(3) The values shown for the options referred to in footnote (1) reflect standard application of the Black-Scholes pricing model using (i) 60-month volatility (24.3005%) and daily stock prices for the five years prior to grant date, (ii) an option term of ten years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a ten-year maturity (5.26%), and (iv) dividends at the annualized rate in place on the date of grant ($1.88). The values shown for the options referred to in footnote (2) reflect standard application of the Black-Scholes pricing model using (i) 60-month volatility (25.51%) and daily stock prices for the five years prior to grant date, (ii) an option term of five years, (iii) an interest rate that corresponds to the U.S. Treasury rate with a five-year maturity (5.84%), and (iv) dividends at the annualized rate in place on the date of grant ($1.88). The values do not take into account risk factors such as non-transferability and limits on exercisability. The Black-Scholes options pricing model is a commonly utilized model for valuing options. The model assumes that the possibilities of future stock returns (dividends plus share price appreciation) resemble a normal "bell-shaped" curve. In assessing the values indicated in the above table, it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, the ultimate value of the option is dependent on the market value of the common stock at a future date, which will depend to a large degree on the efforts of the Named Officers to bring future success to First Union for the benefit of all stockholders.


     AGGREGATED OPTION/SAR EXERCISES AND YEAR-END OPTION/SAR VALUE TABLE

     The following table sets forth with respect to each exercise of stock options (or tandem stock appreciation rights ("SARs")) and freestanding SARs during 1999 by each of the Named Officers and the year-end value of unexercised options and SARs on an aggregated basis: (i) the name of such officer (column (a)); (ii) the number of shares received upon exercise, or if no shares were received, the number of securities with respect to which the options or SARs were exercised (column (b)); (iii) the aggregate dollar value realized upon exercise (column (c)); (iv) the total number of unexercised options and SARs held at December 31, 1999, separately identifying the exercisable and unexercisable options and SARs (column (d)); and (v) the aggregate dollar value of in-the-money, unexercised options and SARs held at December 31, 1999, separately identifying the exercisable and unexercisable options and SARs (column (e)).

                  AGGREGATED OPTION/SAR EXERCISES IN 1999 AND
                      DECEMBER 31, 1999 OPTION/SAR VALUES

                                                       Number of Securities
                                                      Underlying Unexercised       Value of Unexercised
                                                           Options/SARs          In-the-Money Options/SARs
                                                        at 12/13/99 (#)(1)            at 12/31/99 ($)
                                                     ------------------------   --------------------------
                 Shares Acquired         Value             Exercisable/                Exercisable/
     Name        on Exercise (#)     Realized ($)          Unexercisable               Unexercisable
-------------   -----------------   --------------   ------------------------   --------------------------
    (a)                (b)                (c)                    (d)                        (e)
Crutchfield           2,787             77,158             726,321/267,599           2,074,598/127,000
Thompson                  0                 0              147,798/38,340              620,935/26,664
McMullen                  0                 0              132,828/42,962              306,250/0
Atwood                    0                 0              199,982/42,324              920,336/61,137
Adams                     0                 0              165,120/40,718              684,285/44,278
Georgius(2)               0                 0              324,204/0                   662,458/0
Antonini                  0                 0               57,323/36,500                    0/0

----------
(1) Upon a "change in control" of First Union, all outstanding options will become exercisable.

(2) In accordance with the terms of the applicable stock option plan, all of Georgius' unexercisable options became exercisable upon his retirement in 1999.


     LONG-TERM INCENTIVE PLAN AWARDS TABLE

     The following table sets forth, with respect to each award made to a Named Officer in 1999 under any LTIP: (i) the name of such officer (column (a)); (ii) the number of shares, units or other rights awarded under any LTIP (column
(b)); (iii) the performance or other time period until payout or maturation of the award (column (c)); and (iv) for LTIPs not based on stock price, the dollar value of the estimated payout or range of estimated payouts under the award (threshold, target and maximum amount), whether such award is denominated in stock or cash (columns (d) through (f)).

                LONG-TERM INCENTIVE PLANS -- AWARDS IN 1999 (1)

                                                                               Estimated Future Payments under
                                                                                 Non-Stock Price-Based Plans
                                                                         --------------------------------------------
                                                Performance or Other
                     Number of Shares,         Period Until Maturation    Threshold        Target          Maximum
     Name        Units or Other Rights (#)            or Payout            ($ or #)     ($ or #)(2)      ($ or #)(3)
-------------   ---------------------------   ------------------------   -----------   -------------   --------------
  (a)                      (b)                          (c)                   (d)           (e)             (f)
Crutchfield                                           3 years                  0        1,130,784        1,180,000
Thompson                                              3 years                  0               --          500,000
McMullen                                              3 years                  0          441,403          490,000
Atwood                                                3 years                  0          396,766          475,000
Adams                                                 3 years                  0          347,171          460,000
Georgius                                              3 years                 --               --               --
Antonini                                              3 years                 --               --               --

----------
(1) See the Summary Compensation Table. Under the Management Long-Term Cash Incentive Plan, if we achieve not less than a 10% average return on equity ("ROE") (calculated as indicated below under "HR Committee Report on Executive Compensation") for the three-year period ending each December
    31, based on our "adjusted net income" (as defined in such Plan), a contribution to a management incentive pool will be made, based on (i) our average ROE ranking for the applicable period compared to the average ROE of the 25 largest bank holding companies in the U.S. for such period (ranging from a ranking of one to 13), and (ii) a percentage of base salaries of the participants in such Plan for the last year of the period (gradually decreasing from 50% of such salaries if our ranking is one, to 27% if our ranking is 13). Participants receive awards under such Plan, subject to the discretion of the HR Committee, at the end of each three-year period on the basis of individual performance as determined by the HR Committee. The maximum potential award is 100% of base salary.

(2) Targets are not determinable. Awards indicated represent awards granted in 1999 for the 1996-1998 three-year period. Future awards may be higher or lower than such awards.

(3) Represents 1999 annual salaries, the maximum awards that can be granted in 2000 for the 1997-1999 three-year period.


     PENSION PLAN TABLE

     The following table sets forth the estimated annual benefits payable upon retirement under our Pension Plan (including amounts attributable to our Supplemental Retirement Plan) in the specified compensation and years of service classifications indicated below.

     The compensation covered by the Pension Plan includes basic compensation, overtime and certain incentive compensation. The portions of compensation which are considered covered compensation under the Pension Plan for the Named Officers are the salary amounts indicated in the Summary Compensation Table less deferred amounts. As of January 1, 2000, the credited full years of service under the Pension Plan were as follows: Crutchfield -- 34 years; Thompson -- 24 years; McMullen -- 5 years; Atwood -- 9 years; and Adams -- 26 years. Georgius and Antonini were not serving as executive officers on such date. The portions of compensation which are considered covered compensation under the Supplemental Retirement Plan for the Named Officers who are participants in such Plan are the annual salary, bonus and LTIP amounts indicated in the Summary Compensation Table. The Pension Plan is referred to in the table as "PP" and the Supplemental Retirement Plan as "SRP".

                                                Estimated annual retirement benefit, assuming a married
                                                  participant, a straight life annuity and the years
                                                               of service indicated (1)
                     -------------------------------------------------------------------------------------------------------------
                           15 years              20 years              25 years              30 years              35 years
   Average annual    --------------------- --------------------- --------------------- --------------------- ---------------------
    compensation        PP         SRP        PP         SRP        PP         SRP        PP         SRP        PP         SRP
-------------------- -------- ------------ -------- ------------ -------- ------------ -------- ------------ -------- ------------
$1,250,000 ......... 35,095      354,647   46,793      479,123   58,491      603,598   70,189      728,074   74,189      724,534
 2,250,000 ......... 35,095      678,236   46,793      910,575   58,491    1,142,915   70,189    1,375,254   74,189    1,371,714
 3,250,000 ......... 35,095    1,001,826   46,793    1,342,028   58,491    1,682,231   70,189    2,022,433   74,189    2,018,893
 4,250,000 ......... 35,095    1,325,416   46,793    1,773,481   58,491    2,221,547   70,189    2,669,612   74,189    2,666,072
 5,250,000 ......... 35,095    1,649,005   46,793    2,204,934   58,491    2,760,563   70,189    3,316,792   74,189    3,313,252

----------
(1) For the year ending December 31, 2000, the annual retirement benefit payable under the Pension Plan is limited by federal law to $135,000 and the maximum covered compensation is limited to $170,000. For officers covered under the Supplemental Retirement Plan (currently, a total of 15 in number), any excess annual retirement benefit (based on 30 or less years of service) which could not be paid under the Pension Plan because of such limitations would be payable under the Supplemental Retirement Plan. The foregoing is reflected in the table. Following a "change in control" of First Union, benefits earned under the Supplemental Retirement Plan would be payable in a lump sum actuarial equivalent, upon a participant's retirement or upon any modification to such Plan which would cause the actual or projected benefits payable under such Plan to be reduced.


     COMPENSATION OF DIRECTORS

     Directors receive a quarterly retainer of $11,250, plus $1,500 for each committee meeting attended and $2,000 for each meeting of the Board attended. In addition, the Chairman of each committee receives a quarterly fee of $2,500. Travel and accommodation expenses are reimbursed by First Union. Directors who are employees of First Union do not receive any directors' fees. Directors' fees totaling $1,809,870 were either paid to the directors in 1999 or deferred under the terms of our Deferred Compensation Plan for Non-Employee Directors.

     Under the Deferred Compensation Plan for Non-Employee Directors, directors who are not employees of First Union may defer payment of all or any part of their directors' fees. Deferred amounts are payable after the end of the calendar year in which the director ceases to be a director, in annual installments over a ten-year period, unless otherwise determined by the HR Committee. In 1999, 19 directors deferred $1,324,621 of their 1999 directors' fees. Deferred fees may either earn interest or be valued based on the fair market value of First Union common stock, at the option of the director.

     Directors who elect to have their deferred fees valued based on the market value of First Union common stock, in effect are investing in so-called "phantom" stock. This means that the value of their deferred account is based on the market value of First Union common stock and will rise and fall just as if the account was actually invested in the stock. As of December 31, 1999, a total of 20 directors had an aggregate of $9,998,090 in their phantom stock deferred accounts, which equates to an aggregate of 303,547 shares of First Union common stock based on the fair market value of First Union common stock on that date.

     All non-employee directors who serve five years or more are eligible to participate in our Retirement Plan for Non-Employee Directors. Under such Plan, after the end of the calendar year in which the director retires, the director is entitled to receive an annual retirement benefit equal to 80% of the amount of the annual director retainer in effect at that time.

     The foregoing does not include payments being made to five former directors for serving as special advisory consultants to the Board. Such former directors (i) retired as of the Annual Meeting of Stockholders in April 1998,
(ii) are to be paid an annual retainer fee of $60,000 for the three-year period from April 1998 to April 2001, and (iii) are eligible to participate in the same benefit programs the current directors are eligible to participate in. The foregoing also does not include payments being made to (i) Terrence A. Larsen, who retired as a director at the Annual Meeting of Stockholders in 1999, and who retired as an employee on June 30, 1998, or (ii) Malcolm S. McDonald, who also retired as a director at the Annual Meeting of Stockholders in 1999, and who retired as an employee on July 31, 1998.

     The payments to Larsen are being made pursuant to an Employment Agreement entered into in connection with the acquisition of CoreStates Financial Corp in April 1998. Pursuant to such agreement, he is to be paid $2,500,000 per year until April 2003, and $1,000,000 per year thereafter, subject to offset by certain retirement benefits. The agreement also provided for him to receive 100,000 shares of restricted First Union common stock in 1998 and 1999, an option to purchase 200,000 shares of First Union common stock in 1998 (which was granted at an exercise price of $60.4375 per share), an option to purchase 200,000 shares of First Union common stock in 1999 (which was granted at an exercise price of $55.00 per share) and a split dollar life insurance policy which will pay $15,000,000 to his beneficiary upon his death, in addition to any outstanding loans under the policy. The restrictions on the shares of restricted stock granted in 1998 and 1999 have lapsed. Pursuant to such agreement, Larsen is also entitled to certain welfare benefits.

     The payments to McDonald are being made pursuant to an Employment Agreement entered into in connection with the acquisition of Signet Banking Corporation in November 1997. Pursuant to such agreement, he is to be paid $1,400,000 per year until November 2002, and $840,000 per year thereafter, subject to offset by certain retirement benefits. Under the agreement, in 1997 he also received 40,000 shares of restricted First Union common stock and an option to purchase 100,000 shares of common stock (which was granted at an exercise price of $48.75 per share). The restrictions on the shares of restricted stock have lapsed. Pursuant to such agreement, McDonald is also entitled to certain welfare benefits.

     EMPLOYMENT CONTRACTS.

     First Union has entered into employment agreements with several of its executive officers, including the following employment contracts entered into with the Named Officers.

     CRUTCHFIELD. In August 1985, we entered into a five-year Employment Agreement with Edward E. Crutchfield as Chairman and Chief Executive Officer, subject to (i) extension so that the unexpired portion would be not less than five years, (ii) the right of either party to terminate the agreement at any time, and (iii) the right of Crutchfield to terminate the agreement if the Board changes the offices held by him or his power and authority or duties or responsibilities. The agreement provides for an annual salary of not less than $330,000 and an annual bonus based on his performance and other factors. If we terminate the agreement other than for "cause" or if he terminates the agreement as provided in (iii) above, he will be paid an amount equal to the sum of (a) the result of multiplying (i) his then current annual salary by (ii) the number of years (including any fraction thereof) then remaining in the term of employment, and (b) the result of multiplying (i) his annual average short-term Management Incentive Plan bonus during the three calendar years preceding the termination date by (ii) the number of years (including any fraction thereof) then remaining in the term of employment. If he terminates his employment other than as provided in (iii) above, he will be paid 66 2/3% of his then current annual salary for a period of two years, subject to termination of such payments if he were to violate a two-year non-compete provision. The agreement also provides for a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by him if his employment is terminated in conjunction with a "change in control" of First Union and such taxes become payable as a result of payments to him under the agreement or otherwise, being deemed to be "excess parachute payments" for federal tax purposes.

     THOMPSON. In November 1999, we entered into a five-year Employment Agreement with G. Kennedy Thompson, the President of First Union. The five-year employment period is automatically extended on an annual basis unless either party determines otherwise prior to the annual extension date. The agreement provides that if we terminate his employment for reasons other than "cause", death, disability or retirement or he terminates his employment for "good reason" then he will be entitled to (i) a pro rata annual bonus for the period prior to his termination date, based on the highest bonus paid to him during either the three-year period prior to his termination or the three-year period prior to the date of the agreement, (ii) an amount equal to five times his annual base salary and the highest bonus determined under (i) above, (iii) an amount equal to the actuarial equivalent of the benefit payable under our Supplemental Retirement Plan, and (iv) medical and life insurance benefits for him and his family for five years after his termination date (or for life if the termination date occurs after a "change in control" of First Union). The agreement also provides for a gross-up payment equal to the amount of excise taxes (plus the applicable federal and state income, FICA and excise taxes due on such gross-up payment) payable by him if his employment is terminated in conjunction with a "change in control" of First Union and such taxes become payable as a result of payments to him under the agreement or otherwise, being deemed to be "excess parachute payments" for federal tax purposes.

     OTHER EMPLOYMENT AGREEMENTS. We have also entered into employment agreements with Messrs. McMullen, Atwood and Adams and certain other officers which are similar to the employment agreement with Mr. Thompson, except such agreements are for three-year terms instead of a five-year term and the amount pursuant to (ii) in the preceding paragraph is three times their annual base salary and highest bonus.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The current members of the HR Committee are Messrs. Brown, Dickson (a retiring director), Henry, Hynes, Lotman and Reynolds (a retiring director), none of whom is, or has been, an officer or employee of First Union.

     Edward E. Crutchfield serves on the Board of Bernhardt Furniture Company, and as one of the outside directors on its Compensation Advisory Committee. G. Alex Bernhardt, Sr., a director of First Union, serves as Chairman and Chief Executive Officer of Bernhardt Furniture Company. See also "Other Matters Relating to Executive Officers and Directors -- Certain Relationships".

     HR COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     The HR Committee had six regularly scheduled meetings during 1999, at which time it reviewed, evaluated and approved executive compensation and benefit recommendations without the presence of the CEO. Our executive compensation programs consist of elements that vary based on corporate performance (variable pay) and elements that do not (fixed pay). The variable component opportunity is substantial. Variable pay elements include a short-term incentive plan, stock compensation plans and a long-term cash incentive plan, which are further discussed below. For 1999, these variable performance based elements represented from 46% to 86% of total compensation for executives covered under such plans. All plans are developed based on competitive information and administered to balance the interests of the executives with our performance and the interests of our stockholders.

     In its deliberations on executive pay, the HR Committee maintains the following standards:

     o Programs are designed to attract, motivate, reward and retain high performing and dedicated management employees.

     o In total, the compensation programs balance competitive need, corporate, individual and business unit performance, and affordability.

     o Programs provide competitive financial security for executives and dependents in the event of death, disability or retirement.

     The HR Committee believes that the most meaningful performance and pay equity comparisons are made against companies of similar size and with similar business interests. In keeping with this belief, in 1999 the HR Committee began using the 20 largest bank holding companies in the U. S. as the comparator group when making compensation decisions. Previously, the HR Committee used the 25 largest bank holding companies. The decision to change the comparator group was made as a result of the HR Committee's belief that this group of larger bank holding companies is more similar to First Union in size, business interests, and opportunities. We ranked sixth in size among the group on December 31,1999, based on assets.

     The companies chosen for compensation comparisons in the most recent competitive study (I.E., the 20 largest bank holding companies) are not the same companies that comprise the published industry index in the performance graph set forth below (I.E., the KBW 50 (as defined below)), although the 20 largest bank holding companies are included in the KBW 50. The HR Committee believes that the most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index for comparing total stockholder value.

     The HR Committee believes that ROE is the most appropriate measure for evaluating our results. In order to provide a consistent basis for comparison, the computation of ROE is based on the average quarter-end stockholders' equity, excluding unrealized gains or losses on investment securities, as determined in accordance with the Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities". Our Management Incentive Plan and Management Long-Term Cash Incentive Plan both rely on such ROE performance as the primary determinant of incentive payouts. The ROE calculations in 1998 and 1999 exclude one-time restructuring and merger-related charges. Additionally, the HR Committee may, at its discretion, consider other performance indicators, such as stock price and market capitalization, when making decisions relative to these plans.

     First Union's and the HR Committee's general intent is to provide executive compensation consisting of base salaries, which when combined with awards made under the short-term Management Incentive Plan, the Management Long-Term Cash Incentive Plan and grants made under our stock compensation plans, result in total compensation levels which approximate the relative rankings of asset size and ROE performance within the peer group. This result is achieved through the use of proxy data on total compensation for the five most highly compensated executives and financial performance data for the peer companies. For other executive officers, the HR Committee uses judgment based on this data. Each compensation decision is based on what is competitive for that compensation element relative to the peer group, as well as the impact of such decision on total compensation.

     Because pay and performance levels at peer companies are not known at the time compensation decisions are made, the HR Committee does not know if the target compensation levels have been met until such peer information is made public. Therefore, the HR Committee looks at the historical relationship between pay and performance over time (typically a three-year period) as well as comparisons for a single year. For 1998, our ROE peer group rank was 3rd, our asset size ranked 6th, and the total for all compensation for the Named Officers ranked 5th. It is the HR Committee's intent to address any variance between performance rank and compensation rank with future compensation decisions.

     The HR Committee's review of executive compensation relative to the $1,000,000 limit on tax deductible compensation under the Omnibus Budget Reconciliation Act of 1993 and the regulations promulgated thereunder was made in the context of ensuring the ability to balance sound compensation decisions with appropriate fiscal responsibility. The HR Committee's intention has been to modify our executive compensation plans to minimize the possibility of lost deductions. However, it is also the HR Committee's intent to balance the effectiveness of such plans against the materiality of any possible lost deductions.

     To continue to meet these objectives, the HR Committee may from time to time change or adjust one or more of our executive compensation plans or recommend the same to the Board, as it deems appropriate. Additionally, from time to time we employ an independent firm of employee benefit consultants to advise us and the HR Committee as to various matters relating to executive compensation.


     BASE SALARY

     Our base salary program targets base salaries for executive officers at market. As indicated above, our "market" is the 20 largest bank holding companies in the U. S., as measured by total assets. The HR Committee believes that base salary should be reflective of the executive's scope of responsibility, and further, that asset size is the best indicator of scope of responsibility. Accordingly, base salaries for executives are targeted to have the same relative rank among the peer group as asset size. For 1998, our asset size ranked 6th among the peer group and the total base salaries for the Named Officers ranked 4th among the peer group. Any variances are addressed in determining the total compensation for such Named Officers. Base salary increases in 1999 were made as a result of the review of base salary market data.


     SHORT-TERM MANAGEMENT INCENTIVE PLAN

     Our short-term Management Incentive Plan covering executive officers is funded based on ROE. For 1999, the threshold ROE was 15%. Individual awards may range from 0% to 200% of base salary. Determination of individual awards is based primarily on our ROE, but includes a subjective assessment of individual performance, where permitted. Measures of individual performance include meeting business unit objectives, promoting corporate values and providing leadership to employees.

     Our ROE for 1999 was 21.35%, exceeding the threshold ROE by 42%. However, there were no cash payments made under the plan for 1999. This decision was considered in connection with stock awards, some of which were effective in December 1999 and some of which were effective in January 2000.


     LONG-TERM INCENTIVE PROGRAM

     The long-term incentive program is composed of the following:

     o Our stock compensation plans, which are made up of two elements: stock options and restricted stock awards. The HR Committee believes that issuing stock options and restricted stock to executives benefits our stockholders by encouraging and enabling executives to own First Union stock, thus aligning executive pay with stockholder interests.

     o Our Management Long-Term Cash Incentive Plan, which pays cash awards based on ROE performance. Our ROE rank for the period against the peer group determines the available pool from which awards may be made. Our ROE for the period, and individual performance, are considered in determining actual payouts from the plan.

     Award sizes for the stock plans, and payouts from the long-term cash plan, are set so that total compensation approximates the relative rankings of asset size and ROE performance within the peer group. Our 1998 ROE of 22.85% resulted in a three-year average ROE rank of 5th among the peer group, generating a pool of 46% of the aggregate base salaries of all participants in the long-term cash plan. This amount was distributed by the HR Committee in its discretion.

     The 1999 mix of the long-term incentive program awards was set subjectively. In determining the mix, the HR Committee balanced awards for past performance with incentives for future performance and took into account such factors as overall risk of the pay package, award size in prior years and cash/stock mix. Current holdings of stock were not considered.

     In addition to the stock options and restricted stock awards granted in 1999, the HR Committee also approved stock options and restricted stock awards, which were effective in January 2000, and will be reported in next year's proxy statement. See "Summary Compensation Table" above.

     1999 COMPENSATION FOR THE CEO

     Edward E. Crutchfield is eligible to participate in the same executive compensation plans available to the other executive officers as described above. In 1999, Mr. Crutchfield voluntarily advised the Board that he would not accept, if granted, either a short-term management incentive payment for the 1999 performance period (normally granted in December 1999), or a long-term incentive payment for the three-year period ended in December 1999 (normally granted in April 2000), although First Union's 1999 ROE ranking of 7th among the 20 largest bank holding companies in the nation and 1997-1999 three-year average ROE ranking of 5th among such bank holding companies met the plans' criteria for such awards. His payout under the Long-Term Cash Incentive Plan reflected in the compensation table was awarded in April 1999, and was based primarily on the 1996-1998 three-year average ROE, as discussed above. The stock option grant and restricted stock awards made to him in April 1999, were based on the analysis discussed above. These awards were determined by the HR Committee such that Mr. Crutchfield's total compensation would approximate the expected relative rankings of asset size and ROE performance within the peer group. In the aggregate, the variable performance based portion was 86% of his compensation. The 1985 employment agreement with him described above had no impact on compensation decisions made with respect to him during 1999.

     In 1999, Mr. Crutchfield voluntarily advised the Board that he would not accept, if granted, a salary increase for 2000. With respect to the HR Committee's use of the historical relationship between pay and performance described above, our total assets and ROE performance for 1998 ranked 6th and 3rd, respectively, among the peer group, and Mr. Crutchfield's base salary and total compensation both ranked 2nd. The 1999 salary change for Mr. Crutchfield reflected in the compensation table was approved in December 1998. He received no salary increase in 1999 for 2000.

R. STUART DICKSON, CHAIRMAN
ROBERT J. BROWN
FRANK M. HENRY
JAMES E.S. HYNES
HERBERT LOTMAN
RANDOLPH N. REYNOLDS

     PERFORMANCE GRAPH

     The following graph compares (i) the yearly change in the cumulative total stockholder return on First Union common stock with (ii) the cumulative return of the Standard & Poor's 500 Stock Index ("S&P 500") and the Keefe, Bruyette & Woods, Inc. 50 Index ("KBW 50"). The graph assumes that the value of an investment in the common stock and in each index was $100 on December 31, 1994, and that all dividends were reinvested.

     The S&P 500 and the KBW 50 are market-capitalization-weighted indices, meaning that companies with a higher market value count for more in both indices. The KBW 50 is comprised of 50 bank holding companies, including all money-center and major regional bank holding companies.


[LINE GRAPH APPEARS HERE WITH THE FOLLOWING PLOT POINTS:]

                                                        December, 31
                        ----------------------------------------------------------------------------
                         1994        1995          1996          1997          1998          1999
                        ------   -----------   -----------   -----------   -----------   -----------
First Union .........    $100        139.94        192.52        273.68        333.92        189.37
S&P 500 .............     100        137.45        168.93        225.21        289.43        350.26
KBW 50 ..............     100        160.18        228.58        331.21        358.63        348.18

     The information set forth above under the subheadings "HR Committee Report on Executive Compensation" and "Performance Graph" (i) shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by First Union under such Act or the 1933 Act, shall not be deemed to be incorporated by reference in any such filing.


OTHER MATTERS RELATING TO EXECUTIVE OFFICERS AND DIRECTORS

     GENERAL

     The directors (including organizations with which they are affiliated and members of their immediate families) and senior executive officers are customers of our bank. In the opinion of management, the outstanding indebtedness and commitments in connection with the lending relationships of such directors and officers were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers and do not involve more than normal risk of collectibility or present other unfavorable features. During 1999, the aggregate monthly outstanding principal balances of loans made by our bank to such directors and officers, including certain of their related interests, ranged from a high of approximately $3.6 billion to a low of approximately $2.9 billion. In addition to such lending relationships, the directors and organizations they are affiliated with provide certain services or otherwise do business with First Union and its affiliated entities, and we in turn provide certain services or otherwise do business with the directors and such organizations, in each case in the ordinary course of business. Certain of such relationships are discussed below.


     CERTAIN RELATIONSHIPS

     Erskine B. Bowles is a general partner of Forstmann Little & Co. and a Managing Director of Carousel Capital Company, LLC. Carousel Company is the general partner of Carousel Capital Partners, LP. First Union has a 15% limited partnership interest in Carousel Partners, which is represented by a $25 million commitment. As of December 31, 1999, we had invested $16.9 million in Carousel Partners, leaving a remaining commitment of $8.1 million. As part of our investment in Carousel Partners, we pay Carousel Company a semi-annual management fee, which totaled $383,132 in 1999. First Union is a lender to, and may invest in, certain of the companies that Carousel Partners and Forstmann Little have investments in and may engage in other transactions with such companies. In 1990, we entered into a sale/leaseback transaction with a real estate finance company that involved various First Union bank branches in North Carolina, Florida and Georgia. The lease agreement expires in 2010. Bowles is a passive investor (7.15% limited partnership interest) in Investment Partners Leasing Corporation, which has an option to lease all or part of such branches, at a fixed rate, upon expiration of the lease. First Union entered into an agreement with Investment Partners whereby we have the option to sublease such branches from Investment Partners, at market rates, at the expiration of the lease, if they exercise their option.

     Frank M. Henry is a partner in Frank M. Henry Associates, from which we lease a branch office in Wilkes-Barre, Pennsylvania. The initial term expires on April 30, 2003, and has four five-year renewal options. The rent paid in 1999 totaled $75,140.


     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the 1934 Act requires the directors and executive officers covered by such Section to file certain reports relating to their ownership of First Union common stock and any changes in such ownership with the SEC and the New York Stock Exchange. To our knowledge, based solely on a review of the copies of such reports or other written representations, during or prior to the year ended December 31, 1999, all Section 16(a) filing requirements applicable to such directors and executive officers were complied with, except as set forth in prior proxy statements and except for late filings by: G. Alex Bernhardt, Sr., a director, relating to the purchase of 1,000 shares; Robert J. Brown, a director, relating to the sale of 318 shares; Jamie Buckland, a former Section 16(a) reporting officer, relating to 132 shares withheld for taxes in connection with the vesting of a stock option; Charles L. Coltman, a former Section 16(a) reporting officer, relating to the sale of 20,000 shares; Benjamin P. Jenkins, III, a Section 16(a) reporting officer, relating to a gift of 9,100 shares and three sale transactions involving an aggregate of 9,211 shares; Sue P. Perrotty, a Section 16(a) reporting officer, relating to the purchase of 2,000 shares by her spouse; and Randolph N. Reynolds, a retiring director, relating to the purchase of 1,000 shares by a trust for which he serves as one of the trustees.

PROPOSAL 2. A FIRST UNION PROPOSAL TO APPROVE THE PERFORMANCE GOALS UNDER THE
            MANAGEMENT INCENTIVE PLAN

PROPOSAL 3. A FIRST UNION PROPOSAL TO APPROVE THE PERFORMANCE GOALS UNDER THE
            MANAGEMENT LONG-TERM CASH INCENTIVE PLAN

GENERAL

     Proposals 2 and 3 relate to approval of the material terms of the performance goals under two existing benefit plans, the Management Incentive Plan (the "Short-Term Plan") and the Management Long-Term Cash Incentive Plan (the "Long-Term Plan" and together with the Short-Term Plan, the "Plans"). The Proposals are being presented to the stockholders as a result of the Omnibus Budget Reconciliation Act of 1993 and the regulations promulgated thereunder by the Internal Revenue Service ("OBRA"), in order to preserve the federal income tax deduction with respect to certain executive compensation payable under the Plans.

     Under OBRA, the allowable federal income tax deduction by a publicly-held corporation for compensation paid or accrued with respect to the chief executive officer and the four other most highly compensated executive officers of such corporation serving as such at the end of such corporation's fiscal year is limited to no more than $1,000,000 per year (the "OBRA Limitation"); provided however, this limitation does not apply to "qualified performance-based compensation" which requires, among other conditions, that stockholders approve the material terms of the performance goals pursuant to which the compensation is to be measured.

     Pursuant to the foregoing, certain amendments to the Plans were approved by the stockholders at the 1995 Annual Meeting of Stockholders. OBRA also provides, however, that if a plan permits the compensation committee to change the targets under one or more of the performance goals in determining the amount of compensation payable under the plan, (such as the Plans) the stockholders must re-approve the material terms of the performance goals no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the performance goals. Accordingly, Proposals 2 and 3 are being submitted to the stockholders at the meeting.

     Notwithstanding the adoption of these Proposals, we reserve the right to pay compensation that may not qualify as performance-based under OBRA.


SHORT-TERM PLAN

     The Short-Term Plan was approved by the Board of Directors in 1978 and has been amended by the Board of Directors on several occasions since then.

     The Short-Term Plan is intended to provide significant and sustaining motivation to key management personnel. Participants in the Short-Term Plan are limited to key members of senior management who are selected by the HR Committee. In 1999, there were 222 participants in the Short-Term Plan.

     Pursuant to the Short-Term Plan, if our ROE (based on net income as adjusted for certain items) is not less than 15% for a given fiscal year, a contribution to an incentive pool is made. The amount of the contribution is equal to a percentage of net income, based on the ROE, ranging from 1% of net income for an ROE of 15%, to a maximum of 2.5% of net income for an ROE of 20% or greater.

     Under the Short-Term Plan, as currently in effect, participants receive awards from the incentive pool, including amounts in the pool carried over from prior years because they were not awarded in such years, on the basis of individual performance as determined by the HR Committee; provided, however, that the maximum award for an individual may not exceed 200% of the individual's base salary.

     Awards are payable in the first quarter of the year following the year in which the awards are earned, except for awards payable to Expected OBRA Officers (as defined below). Such awards are payable on or after January 31 of such following year; provided, however, such awards may be paid prior to January 31 if they are discounted at a rate intended to reflect the time value of money.

     The Short-Term Plan provides that: (i) the HR Committee shall determine the executive officers whose compensation the HR Committee determines may be subject to the OBRA Limitation (the "Expected OBRA Officers") and an ROE performance goal (based on Adjusted Net Income (as defined below)) that will need to be attained for each year in order to permit any awards to be made to the Expected OBRA Officers for such year; (ii) the amount of any award for Expected OBRA Officers will be designated as 200% of the Expected OBRA Officer's base salary as of December 31 of the year for which the award is made, subject to reduction by the HR Committee, in its discretion, but in no event may such award exceed $3,000,000; and (iii) for purposes of determining the ROE performance goal, common equity shall exclude any adjustment for unrealized gains or losses on debt and equity securities.

     The term "Adjusted Net Income" means net income applicable to common stockholders, adjusted to remove the effect of the following:

       (i) items to be disclosed under generally accepted accounting principles, or that would be disclosed absent a materiality concept, in the income statement as extraordinary gains or losses or as changes in accounting principles;

       (ii) net income or loss attributable to companies acquired in acquisition transactions which are being treated as poolings to the extent the income or loss is attributable to periods prior to the consummation date of the transaction; and

       (iii) restructuring charges to be recognized in the income statement as a result of current and/or pending acquisition transactions.

     No awards were made under the Short-Term Plan for the year ended December 31, 1999. The Expected OBRA Officers (including certain of the Named Officers indicated above) and an ROE performance goal of 15% have been determined for 2000.


LONG-TERM PLAN

     The Long-Term Plan was approved by the Board of Directors in December 1991 and has been amended by the Board of Directors on several occasions since then.


     Through recognition of both long-term performance relative to our peers and individual performance, the Long-Term Plan is intended to provide significant and sustaining motivation to key management personnel. Participants in the Long-Term Plan are limited to key members of senior management who are selected by the HR Committee. For awards granted in April 1999 for the 1996-1998 three-year period, there were 231 participants in the Long-Term Plan.

     Pursuant to the Long-Term Plan, if the average ROE (based on net income as adjusted for certain items) is not less than 10% for the three-year period ending each December 31, a contribution to an incentive pool is made.

     The contribution to the pool is based on the rank of our average ROE for the applicable period compared to the average ROE of a peer group of the 25 largest bank holding companies in the nation ranging from 50% of the base salaries of all participants in the Long-Term Plan for the last year of the applicable period if such rank is one, to 27% of such base salaries if such rank is 13.

     Under the Long-Term Plan, as currently in effect, participants receive awards from the incentive pool, including amounts in the pool carried over from prior years because they were not awarded in such years, on the basis of individual performance as determined by the HR Committee; provided, however, that the maximum award for an individual may not exceed 100% of the individual's base salary.

     Awards are payable at any time during the year following the end of the applicable period for which the awards are earned, except for awards payable to Expected OBRA Officers. Such awards are payable on April 30th of such following year; provided, however, such awards may be prior to such April 30th if they are discounted at a rate intended to reflect the time value of money.

     The Long-Term Plan also provides that: (i) the HR Committee shall determine the Expected OBRA Officers and an average ROE performance goal (based on Adjusted Net Income) that will need to be attained for each three-year period in order to permit any awards to be made to the Expected OBRA Officers for such period; (ii) the maximum award for an Expected OBRA Officer may not exceed $1,500,000; and (iii) for purposes of determining the ROE performance goal, common equity shall exclude any adjustment for unrealized gains or losses on debt and equity securities.

     The Expected OBRA Officers (including certain of the Named Officers indicated above) and an average ROE performance goal of 15% have been determined for the 2000-2002 three-year period.

     The following table sets forth the awards granted under the Long-Term Plan in April 1999 to the individuals and groups indicated for the 1996-1998 three-year period. Non-employee directors are not eligible to participate in the Long-Term Plan.


                                                    1999 AWARDS FOR 1996-1998
                                                   --------------------------
Crutchfield ....................................           $ 1,130,784
Thompson .......................................                    --
McMullen .......................................               441,403
Atwood .........................................               396,766
Adams ..........................................               347,171
Georgius .......................................               743,937
Antonini .......................................               250,000
Executive Officer Group (7 in number) ..........             2,464,911
Non-Executive Officer Employee Group ...........            19,712,096

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL OF THESE PROPOSALS. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" APPROVAL OF THE PROPOSALS.

PROPOSAL 4. A FIRST UNION PROPOSAL TO RATIFY THE APPOINTMENT OF AUDITORS

     The accounting firm of KPMG LLP has been appointed as our auditors for the year 2000 and in accordance with established policy, such appointment is being submitted to the stockholders for ratification. In the event the appointment is not ratified by a majority of votes cast, in person or by proxy, it is anticipated that no change in auditors would be made for the current year because of the difficulty and expense of making any change so long after the beginning of the current year, but such vote would be considered in connection with the appointment of auditors for 2001.

     KPMG LLP were our auditors for the year ended December 31, 1999, and a representative of such firm is expected to attend the meeting, respond to appropriate questions and if such representative desires, which is not now anticipated, make a statement.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "FOR" THIS PROPOSAL.


PROPOSAL 5. A STOCKHOLDER PROPOSAL REGARDING THE NOMINATION OF DIRECTORS

     Mr. Richard A. Dee, of 115 East 89th Street, New York, New York 10128, an owner of 566 shares of First Union common stock, has advised First Union that he intends to present the following proposal and supporting statement at the meeting. In accordance with applicable proxy regulations, the proposal and supporting statement, which are presented as received by First Union and for which First Union and the Board accept no responsibility, are set forth below.

     "STOCKHOLDERS OF PUBLICLY-OWNED CORPORATIONS DO NOT 'ELECT' DIRECTORS. Directors are 'selected' by incumbent directors and managements -- stockholders merely 'RATIFY' or approve director selections much as they ratify selections of auditors.

     "The term 'Election of Directors' is misused in corporate proxy materials to refer to the process by which directors are empowered. The term is inappropriate -- and it is misleading. WITH NO CHOICE OF CANDIDATES, THERE IS NO ELECTION.

     "Incumbent directors are anxious to protect their absolute power over corporate activities. The root of that power is control of Corporate Governance -- which is assured by control of board composition. Unfortunately, the 'Elective process rights' of stockholders are being ignored.

     "Approval of this Corporate Governance proposal will provide First Union stockholders with a CHOICE of director candidates -- an opportunity to vote for those whose qualifications and views they favor. And approval will provide stockholders with 'duly elected' representatives.

     "In a democracy, those who govern are duly elected by those whom they represent -- and they are accountable to those who elect them. Continuing in public office requires satisfying constituents, not just nominators. Corporate directors, many of whom divide their time between many masters, take office unopposed -- and answer only to fellow directors.

     "IT IS HEREBY REQUESTED THAT THE BOARD OF DIRECTORS ADOPT PROMPTLY A RESOLUTION REQUIRING THE NOMINATING COMMITTEE TO NOMINATE TWO CANDIDATES FOR EACH DIRECTORSHIP TO BE FILLED BY VOTING OF STOCKHOLDERS AT ANNUAL MEETINGS. IN ADDITION TO CUSTOMARY PERSONAL BACKGROUND INFORMATION, PROXY STATEMENTS SHALL INCLUDE A STATEMENT BY EACH CANDIDATE AS TO WHY HE OR SHE BELIEVES THEY SHOULD BE ELECTED.

     "As long as incumbents are permitted to select and to propose only the number of so-called "candidates" as there are directorships to be filled -- and as long as it is impossible, realistically, for stockholders to utilize successfully what is supposed to be their right to nominate and elect directors -- there will be no practical means for stockholders to bring about director turnover until this or a similar proposal is adopted. Turnover reduces the possibility of inbreeding and provides sources of new ideas, viewpoints, approaches.

     "The 'pool' from which corporate directors are selected must be expanded from the current preponderance of chairmen and CEO's to include younger executives, including many more women, whose backgrounds qualify them well to represent the stockholders of particular companies.

     "Although director nominees would continue to be selected by incumbents, approval of this proposal will enable First Union stockholders to replace any or all directors if they become dissatisfied with them -- or with the results of corporate policies and/or performance. Not a happy prospect even for those able to nominate their possible successors!

     "The benefits that will accrue to First Union stockholders from Directors that have been democratically-elected, and who are willing to have their respective qualifications reviewed and weighed carefully by stockholders, far outweigh any arguments raised by those who are accustomed to being "selected" -- and who are determined to maintain their absolute power over the Corporate Governance process.

     "PLEASE VOTE FOR THIS PROPOSAL."


POSITION OF FIRST UNION'S BOARD

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THE PROPOSAL SET FORTH ABOVE FOR THE FOLLOWING REASONS:

     The Board strongly believes that its present nominating process is the most effective way of ensuring that highly qualified and dedicated individuals serve on the Board. Each year the Nominating Committee performs the critical function of examining the composition of the Board and whether to recommend any changes in its membership. In performing these duties, the Nominating Committee reviews the qualifications of existing Board members and other possible candidates, including any candidates proposed by the stockholders in accordance with First Union's Bylaws, and recommends one nominee for each open directorship position. Each nominee selected is an individual that the Board, in its best judgment, believes possesses the necessary skills, integrity, and dedication to best serve the stockholders of First Union. The Board believes that this process ensures that only the individuals with the range of skills and experience most appropriate for First Union serve on the Board. Approval of the proposal, however, would place the Board in the unusual and difficult position of having to recommend both the individual who it believes is the best qualified to serve as a director and a competing, second candidate who may be viewed less favorably by the Board. Accordingly, the proposal, if effectuated, may result in a fragmented Board that includes less qualified individuals. The risk of such a harmful result to First Union and its stockholders is not justified -- especially since First Union's Bylaws already provide a procedure in which alternative candidates may be proposed directly by the stockholders themselves.

     In addition, the proposal, if effectuated, would likely deter many individuals with superior qualifications from seeking or accepting nomination to the Board. The Board believes that it is not practical to expect highly qualified candidates, many of whom are likely to be approached by other companies seeking their talents, to set aside their time or other directorship positions to compete in an uncomfortable political campaign in which they would not be assured of having the recommendation and full support of the entire Board. As a result, First Union and its stockholders may be denied the services of talented individuals, many of whom may end up serving as directors for other financial services companies to the detriment of First Union and its stockholders.

     For the reasons set forth above, the Board believes that maintaining the present director selection process is in the best interests of the stockholders and First Union.

     THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "AGAINST" THIS PROPOSAL. PROXIES, UNLESS INDICATED TO THE CONTRARY, WILL BE VOTED "AGAINST" THE PROPOSAL.


STOCKHOLDER PROPOSALS

     Management is not aware of any other matters to be voted on at the meeting. If any other matters are voted on, the enclosed proxy will be deemed to confer discretionary authority to the individuals named as proxies to vote the shares represented by such proxy, as to any such matters.

     Proposals of stockholders intended to be included in our proxy statement and voted on at the 2001 Annual Meeting of Stockholders must be received at our offices at One First Union Center, Charlotte, North Carolina 28288-0013,
Attention: Corporate Secretary, on or before November 14, 2000. The submission of such proposals by stockholders and the consideration of such proposals by us for inclusion in next year's proxy statement and form of proxy are subject to the applicable rules and regulations of the SEC.

     Pursuant to our Bylaws, in order for any business not included in the proxy statement for the 2001 Annual Meeting of Stockholders to be brought before the meeting by a stockholder of record entitled to vote at the meeting, the stockholder must have given timely notice of such business in writing to the Corporate Secretary of First Union. According to our Bylaws, the meeting is scheduled to be held on April 17, 2001, and to be timely, the notice must not be received any earlier than January 17, 2001, nor any later than February 16, 2001. If the meeting is not held on such date, the notice must be received no later than the tenth day after public disclosure of the date of the meeting. The notice must set forth (i) a brief description of the business desired to be brought before the meeting and the reasons for so doing, (ii) the name and address of the stockholder and the number of shares of First Union common stock owned by the stockholder, and (iii) any material interest of the stockholder in such business, other than having an interest as a stockholder. A copy of our Bylaws is available upon request to: First Union Corporation, One First Union Center, Charlotte, North Carolina 28288-0013, Attention: Corporate Secretary.


March 7, 2000

     A COPY OF OUR 1999 ANNUAL REPORT ON FORM 10-K WILL BE PROVIDED WITHOUT CHARGE (EXCEPT FOR EXHIBITS) UPON WRITTEN REQUEST TO FIRST UNION CORPORATION, CORPORATE RELATIONS, ONE FIRST UNION CENTER, CHARLOTTE, NC 28288-0206.

                        [FIRST UNION LOGO APPEARS HERE]

                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
[FIRST UNION LOGO APPEARS HERE]

PROXY

                             FIRST UNION CORPORATION
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of shares of common stock of First Union Corporation (the "Corporation") hereby constitutes and appoints Norwood H. Davis, Jr., James M. Seabrook and Ruth G. Shaw, or any of them, the lawful attorneys and proxies of the undersigned, each with full power of substitution, for and on behalf of the undersigned, to vote as specified on the reverse side, all of the shares of the Corporation's common stock held of record by the undersigned on February 22, 2000, at the Annual Meeting of Stockholders of the Corporation to be held on April 18, 2000, at 9:30 a.m., in the Auditorium, 12th Floor, Two First Union Center, Charlotte, North Carolina, and at any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 THROUGH 4 AND "AGAINST" PROPOSAL 5. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE PROXYHOLDERS ON SUCH MATTERS IN THEIR SOLE DISCRETION.

                                                                SEE REVERSE SIDE

[FIRST UNION LOGO APPEARS HERE]

INSTRUCTIONS FOR VOTING YOUR PROXY
Stockholders of record have three ways to vote their proxies:

 o BY TELEPHONE (using a touch-tone telephone)
 o THROUGH THE INTERNET (using a browser)
 o BY MAIL (traditional method)

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.

  TELEPHONE VOTING Available only until 5:00 p.m. Eastern time, on April 17,
  2000
    o This method of voting is available for residents of the U.S. and Canada
    o On a touch-tone telephone, call TOLL FREE 1-877-816-0833, 24 hours a day, 7 days a week
    o You will be asked to enter ONLY the CONTROL NUMBER shown below
    o Have your proxy card ready, then follow the prerecorded instructions
    o Your vote will be confirmed and cast as you directed

  INTERNET VOTING Available only until 5:00 p.m. Eastern time, on April 17, 2000
    o Visit the Internet voting Website at http://cybervote.georgeson.com
    o Enter the COMPANY NUMBER AND CONTROL NUMBER shown below and follow the instructions on your screen
    o You will incur only your usual Internet charges

  VOTING BY MAIL
    o Simply mark, sign and date your proxy card and return it in the postage-paid envelope
    o IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD


                     COMPANY NUMBER                  CONTROL NUMBER

                 TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE
--------------------------------------------------------------------------------
  [X] PLEASE MARK VOTES AS IN
      THIS EXAMPLE

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1
                      THROUGH 4 AND "AGAINST" PROPOSAL 5.

(1) A First Union proposal to elect directors: Class II: A. Dano Davis, Roddey Dowd,
    Sr., William H. Goodwin, Jr., Radford D. Lovett, Mackey J. McDonald, Lanty L.      FOR all nominees listed        WITHHOLD
    Smith and G. Kennedy Thompson. Class III: B.F. Dolan.                              (except as indicated to  authority to vote
    INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), write         the contrary)       for all nominees
    the name(s) of such nominee(s) in the space provided below.                                   [ ]                   [ ]

    --------------------------------------------------------------------------------

(2) A First Union proposal to approve the performance goals under the Management        For              Against          Abstain
    Incentive Plan.                                                                     [ ]                [ ]              [ ]

(3) A First Union proposal to approve the performance goals under the Management        For              Against          Abstain
    Long-Term Cash Incentive Plan.                                                      [ ]                [ ]              [ ]

(4) A First Union proposal to ratify the appointment of KPMG LLP as auditors for        For              Against          Abstain
    the year 2000.                                                                      [ ]                [ ]              [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 5.
                                                                                        For              Against          Abstain
(5) A stockholder proposal regarding the nomination of directors.                       [ ]                [ ]              [ ]

                                                                                        DATE:_______________________________, 2000

                                                                                        __________________________________________

                                                                                        __________________________________________


                                                                                        SIGNATURE(S)

                                                                                        NOTE:Signature(s) should agree with
                                                                                        name(s) on proxy form. Executors,
                                                                                        administrators, trustees and other
                                                                                        fiduciaries, and persons signing on behalf
                                                                                        of corporations or partnerships, should so
                                                                                        indicate when signing.